EXHIBIT 99.2
PepsiCo Names Al Carey CEO of PepsiCo Americas Beverages
PURCHASE, N.Y. — Sept. 14, 2011 / PR Newswire / — PepsiCo (NYSE: PEP) today announced that Albert (Al) P. Carey has been named CEO of PepsiCo Americas Beverages, effective immediately, reporting to Chairman and CEO Indra K. Nooyi. Carey assumes responsibility for all aspects of the beverage businesses in the Americas.
Carey, 60, is a 30-year veteran of PepsiCo. He most recently served as president and CEO of Frito-Lay North America, where he has led the snack and convenient foods business since June 2006. Carey also has extensive experience in PepsiCo’s beverage businesses, having previously served as president of PepsiCo Sales, where he led sales and customer management for the company’s retail, foodservice and fountain businesses.
“Al’s highly collaborative leadership style, deep knowledge of our beverage businesses in North America and his past leadership of our ‘Power of One’ strategy make him the right choice to lead this flagship business,” said Nooyi. “I am looking forward to working with Al in his new role, and taking our beverage business in the Americas to new levels of success.”
Massimo d’Amore, who has been leading PepsiCo Beverages Americas (PBA), will retain responsibility for the North American Gatorade and Tropicana businesses as well as the Latin American beverage business, reporting to Carey. In addition, d’Amore will continue to lead the Global Beverages Group, focused on global breakthrough innovation, global R&D and global brand management, as its president, reporting to Nooyi.
“Massimo has achieved, with his team, great success in creatively revitalizing and repositioning multiple beverage brands across the world,” said Nooyi. “Given these outstanding results, we look forward to extending these successes on a global scale.”
Succeeding Carey is Tom Greco, 53, who will assume the role of president, Frito-Lay North America. He most recently served as executive vice president and chief commercial officer for Pepsi Beverages Company (PBC). Prior to this role in the beverages business, Greco was president of PepsiCo Sales, leading the “Power of One” customer teams. He has also held a variety of senior positions within Frito-Lay, including president, Frito-Lay Canada. Greco will report to John Compton, CEO of PepsiCo Americas Foods (PAF).

“I look forward to working with Tom, as he is a proven leader with a breadth of experience in both operations and customer relationships,” said Compton. “I have complete confidence that he will ensure continued innovation and operational excellence at Frito-Lay North America.”
“The appointments we’ve made today reflect the depth of our management bench, the quality of our leaders, and will lead to a seamless transition,” said Nooyi.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that generate more than $1 billion in annual retail sales each. Our main businesses — Quaker, Tropicana, Gatorade, Frito-Lay, and Pepsi Cola — also make hundreds of other enjoyable foods and beverages that are respected household names throughout the world. With net revenues of approximately $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment, including by conserving energy and water usage, and reducing packaging volume; to provide a great workplace for our associates; and to respect, support, and invest in the local communities where we operate. For more information, please visit www.pepsico.com.
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